Exhibit 5.1

Matthew P. Dubofsky

+1 720 566 4244

mdubofsky@cooley.com

November 14, 2017

SendGrid, Inc.

1801 California Street, Suite 500

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel to SendGrid, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an underwritten public offering of 575,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, including 75,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.  The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-221003), which was declared effective on November 14, 2017 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).  All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Seventh Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and in effect as of the date hereof, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.4 and 3.6 to the Registration Statement, respectively, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP   380 Interlocken Crescent   Suite 900   Broomfield, CO   80021-8023
t: (720) 566-4000  f: (720) 566-4099  cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Matthew P. Dubofsky
Matthew P. Dubofsky